Exhibit 99.1

Release Immediately

05-27-F

HERCULES REPORTS THIRD QUARTER 2005 RESULTS

WILMINGTON, DE, NOVEMBER 2, 2005 . . . Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended September 30, 2005 of $24.0 million, or $0.22 per diluted share.  This compares with a net loss of $51.3 million, or a loss of $0.47 per diluted share, for the same period of 2004.  Third quarter 2005 net income included charges for legal, net environmental remediation accruals and recoveries, debt repurchases, severance, restructuring and other exit costs and asset impairments, partially offset by gains on dispositions of non-operating sites as noted in Table 2.  The net loss in the third quarter of 2004 included a net asbestos charge of $22.7 million and a $41 million charge to establish a tax valuation allowance which was subsequently reversed in the fourth quarter of 2004.

Net income from ongoing operations(1) for the third quarter of 2005 was $24.2 million, or $0.22 per diluted share.  This compares to net income from ongoing operations of $26.4 million, or $0.24 per diluted share, in the third quarter of 2004.  Please refer to Table 2 for a reconciliation of net income from ongoing operations to reported net income.

Cash flow from operations, year-to-date through the end of September 2005, was $75.8 million, an increase of 36% compared to the same period in 2004.

Net sales in the third quarter of 2005 were $522.9 million, an increase of 4% from the same period last year.  Compared with the third quarter of 2004, the sales increase was driven by 2% increased pricing, 2% favorable product mix, and 1% from favorable rates of exchange, partially offset by 1% lower volumes in the aggregate.  Volumes increased in Aqualon and Pulp and Paper by 3% and 2%, respectively.

Net sales for the nine months ended September 30, 2005 were $1,566.6 million, an increase of 5% from the same period in 2004.  Higher sales resulted from 3% higher prices and 2% favorable rates of exchange.  Volume and mix in the aggregate were flat, whereas Aqualon and Pulp and Paper volumes were higher by 2% and 3%, respectively.

Third quarter 2005 net sales, as compared to the same period in 2004, increased in all regions of the world except Europe, which was flat.  Net sales increased 6% in North America, 8% in Latin America, and 11% in Asia Pacific.

Reported profit from operations in the third quarter of 2005 was $49.4 million, compared with $65.0 million for the same period in 2004.  Profit from ongoing operations in the third quarter of 2005 was $60.4 million, compared with $66.3 million in the third quarter of 2004.

Operating margins continue to be impacted by the significant escalation in raw material, transportation and energy costs partially offset by increased sales prices.  Raw material, transportation and energy costs increased $17.4 million compared to the third quarter of 2004 and $66.8 million year-to-date compared to the prior year.  Pricing actions have yielded $9.9 million in the quarter compared to the same period in 2004 and $44.7 million year-to-date compared to the prior year.

“We were in an escalating raw material and energy environment prior to Hurricanes Katrina and Rita, but these disasters have exacerbated the problem,” said Craig Rogerson, President and Chief Executive Officer.  “Many of our suppliers declared and continue to remain in force majeure resulting in product allocation issues.  We have been successful in maintaining supply to our customers; however, in some cases we have had to pursue alternative sources and have incurred additional costs to procure these materials.  While the direct impact to our production facilities related to the hurricanes was minimal, the indirect costs, including supply chain disruptions, production downtime and higher transportation, energy and raw materials, were significant.  We estimate the hurricane related impacts at approximately $0.10 per share in 2005, of which about 30% impacted the third quarter,” noted Mr. Rogerson.  “We continue to increase prices, implement transportation and energy surcharges and aggressively pursue material substitution alternatives and new supply sources, primarily in the emerging markets.  We are thoroughly reviewing our global supply chains to mitigate these cost increases.”

Interest and debt expense was $22.5 million in the third quarter of 2005, down $2.6 million compared with the third quarter of 2004, reflecting lower outstanding debt balances and improved debt mix, partially offset by increased variable short term rates.  Total debt was $1.140 billion at the end of the third quarter of 2005, a decrease of $99.6 million from year-end 2004.

Capital spending was $19.8 million in the third quarter and $45.7 million year-to-date. Capital expenditures are expected to be approximately $70 million for 2005.  Cash outflows for severance, restructuring and other exit costs were $9.4 million in the quarter and $15.8 million year-to-date.

Segment Results — Reported Basis

In the Performance Products segment, which consists of Pulp and Paper and Aqualon, net sales grew 6% while profit from operations decreased 14% compared with the same quarter in 2004.

In Pulp and Paper, net sales in the third quarter grew 7% and profit from operations decreased 4% as compared with the third quarter of 2004.  Growth in sales compared with the third quarter of 2004 was driven by a 2% increase in volume, 3% positive impact from rate of exchange, a 1% increase in price, and a 1% favorable product mix.  Profit from operations reflected higher volumes and prices, an improved sales mix and lower selling, general and administrative (SG&A) costs, offset by significantly higher raw material, transportation and energy costs.  SG&A costs were lower despite an increase in legal costs of $2.5 million.  Severance and restructuring charges taken in the third quarter of 2005 were $1.8 million as compared to $1.4 million in the same period of 2004.

“Pulp and Paper results are starting to show benefits from the organizational changes we implemented earlier in the year targeted at reducing cost and complexity,” commented Mr. Rogerson.  “We will continue to review both our product and service model offerings to maximize value for our customers and the Company.”

Aqualon’s net sales increased 4% while profit from operations decreased 19% in the third quarter as compared with the third quarter of 2004.  Growth in sales compared with the third quarter of 2004 was driven by favorable impacts of 3% from volume and 1% from product mix.

Pricing in the aggregate was flat.  Excluding the pricing challenges experienced in the methylcellulose product family, pricing improved 1% from the third quarter of 2004.  Profit from operations was negatively impacted by higher raw material, transportation and energy costs, and severance charges.  Severance charges recorded in the third quarter were $2.3 million versus $0.1 million taken in the same period of 2004.

“Aqualon’s volumes have improved modestly from the soft market conditions we noted in the paint and coatings markets during the second quarter of this year,” said Craig Rogerson.  “In the construction and building products market, our recently announced methylcellulose joint venture in China should help improve our global market position in this product family.”

In the Engineered Materials and Additives segment, which consists of FiberVisions and Pinova, net sales in the third quarter decreased 1% compared with the third quarter of 2004.  Results from operations decreased $1.5 million compared with the third quarter of 2004.

Third quarter 2005 net sales in FiberVisions increased 2% compared with the same period in 2004.  Results from operations decreased $1.9 million as compared with the third quarter of 2004.  The net sales increase reflected 8% higher price and a 3% favorable product mix, offset by 9% lower volume.  Sales prices have increased, not only related to the contractual pricing mechanisms, but throughout all market segments.  Lower volumes reflect further declines in diaper coverstock and planned reductions in low margin market segments where price increases were unsuccessful, not fully offset by the growing sales in new applications.  Polypropylene costs continued to climb during the third quarter and are now projected to hit new all-time highs again in the fourth quarter.  This resulted in increased raw material costs of $3.1 million from the third quarter of 2004.

“We have taken actions to minimize the impact of this continued escalation of polypropylene costs, including changing customer price mechanisms to allow pricing pass-through on a quicker and more fully recoverable basis, as well as implementing energy surcharges,” said Mr. Rogerson.

Pinova’s net sales in the third quarter decreased 9% compared to the third quarter 2004.  Results of operations improved $0.4 million compared to the third quarter of 2004.  The net sales decrease reflected 10% higher prices and 11% favorable product mix, offset by 30% lower volumes.  Results from operations improved due to higher selling prices and improved product mix, partially offset by higher raw material and energy costs and lower plant utilization.

Outlook

“We expect the energy and raw material environment to remain very challenging for the balance of 2005 and into 2006,” said Mr. Rogerson.  “We continue to increase prices and have implemented energy and transportation surcharges across our businesses.  Also, we have accelerated cost reduction and restructuring initiatives which should have a positive impact on margins going forward.

“We remain excited about the ongoing benefits of the investments we are making in our businesses,” added Mr. Rogerson.  “Although earnings are below our expectations, we are quite pleased to be on target with cash flow.  We remain committed to double-digit increases in cash flow and earnings over the long term and continuing to drive profitable growth by focusing on innovation, productivity initiatives, emerging markets and bolt-on acquisitions.”

The Company will maintain its practice of not providing quarterly earnings guidance.

Third Quarter Conference Call and Webcast

The Company will discuss third quarter 2005 results at 8:00 a.m., EST on November 3rd.

Teleconference:	(973) 409-9256 – Ask for Conference ID # 6610154
Please call 10 to 15 minutes prior to the call.

Webcast:	Listen-only mode via Internet broadcast from www.herc.com
under Shareholder Info.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to increase prices, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Stuart L. Fornoff	(302) 594-7151

HERCULES INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
Table 1	2005	2004	2005	2004
(Dollars in millions, except per share data)
Net sales	$522.9	$500.5	$1,566.6	$1,485.9
Cost of sales	357.5	327.0	1,054.3	957.6
Selling, general and administrative expenses	92.8	94.7	292.5	290.5
Research and development	10.1	10.4	30.5	32.6
Intangible asset amortization	2.0	2.0	6.0	6.0
Other operating expense, net	11.1	1.4	31.5	23.0
Profit from operations	49.4	65.0	151.8	176.2
Interest and debt expense	22.5	25.1	67.5	84.9
Other expense, net	0.2	49.8	47.1	67.6
Income (loss) before income taxes and equity income	26.7	(9.9)	37.2	23.7
Provision (benefit) for income taxes	2.6	41.2	(1.3)	44.3
Income (loss) before equity income	24.1	(51.1)	38.5	(20.6)
Equity income (loss) of affiliated companies	(0.1)	(0.2)	(0.4)	(0.3)
Net income (loss)	$24.0	$(51.3)	$38.1	$(20.9)

Basic earnings per share	$0.22	$(0.47)	$0.35	$(0.20)
Diluted earnings per share	$0.22	$(0.47)	$0.34	$(0.20)
Weighted average # of basic shares (millions)	108.9	107.7	108.7	107.2
Weighted average # of diluted shares (millions)	110.7	107.7	110.5	107.2

Income (loss) before income taxes and equity income	$26.7	$(9.9)	$37.2	$23.7
Interest and debt expense	22.5	25.1	67.5	84.9
EBIT(1)	49.2	15.2	104.7	108.6
Depreciation and amortization, net of amortization of debt issuance costs	26.5	24.0	77.4	73.3

EBITDA(1)	$75.7	$39.2	$182.1	$181.9

Table 1 SEGMENT DATA	(Unaudited)
	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2005	2004	2005	2004
(Dollars in millions)
Net Sales By Industry Segment
Performance Products	$429.4	$406.0	$1,275.9	$1,203.5
Engineered Materials and Additives	93.5	94.5	290.7	282.4
TOTAL	$522.9	$500.5	$1,566.6	$1,485.9
Profit From Operations By Industry Segment
Performance Products	$59.7	$69.3	$173.6	$189.0
Engineered Materials and Additives	(6.2)	(4.7)	(10.7)	(8.2)
Corporate	(4.1)	0.4	(11.1)	(4.6)
TOTAL	$49.4	$65.0	$151.8	$176.2

Table 2 Reconciliation to Ongoing Operations	(Unaudited)
	THREE MONTHS ENDED SEPTEMBER 30, 2005				THREE MONTHS ENDED SEPTEMBER 30, 2004
	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
(Dollars in millions, except per share)
From Table 1	$24.0	$0.22	$49.4	$75.7	$(51.3)	$(0.47)	$65.0	$39.2
Asbestos expense (income), net of insurance settlements	(0.4)	—	—	(0.7)	22.7	0.21	—	34.9
Legal accruals and settlements(2)	1.0	—	—	1.5	—	—	—	—
Severance, restructuring and other exit costs	6.1	0.06	9.4	9.4	1.1	0.01	1.7	1.7
Asset impairments and accelerated depreciation	1.0	—	1.5	—	—	—	—	—
Loss on debt prepayment and write-off of debt issuance costs	3.4	0.03	—	5.2	9.9	0.09	—	15.2
Gain on asset dispositions	(7.1)	(0.06)	—	(10.9)	—	—	—	—
Other(3)	1.7	0.01	0.1	2.7	(0.7)	(0.01)	(0.4)	(0.3)
Subtotal adjustment items(4)	5.7	0.04	11.0	7.2	33.0	0.30	1.3	51.5
Tax valuation allowances	—	—	—	—	41.0	0.38	—	—
Tax benefit (detriment) to adjust to the ongoing tax rate	(5.5)	(0.04)	—	—	3.7	0.03	—	—

Ongoing Operations(1)	$24.2	$0.22	$60.4	$82.9	$26.4	$0.24	$66.3	$90.7

Table 3 Reconciliation to Ongoing Operations	(Unaudited)
	NINE MONTHS ENDED SEPTEMBER 30, 2005				NINE MONTHS ENDED SEPTEMBER 30, 2004
	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
(Dollars in millions, except per share)
From Table 1	$38.1	$0.34	$151.8	$182.1	$(20.9)	$(0.20)	$176.2	$181.9
Gain on sale of minority interest in CP Kelco	—	—	—	—	(26.0)	(0.24)	—	(26.0)
Asbestos expense (income), net of insurance settlements	(0.4)	—	—	(0.7)	24.4	0.23	—	37.5
Legal accruals and settlements(2)	20.9	0.19	—	32.1	4.0	0.04	—	6.2
Severance, restructuring and other exit costs	18.0	0.17	27.7	27.7	5.2	0.05	8.0	8.0
Asset impairments and accelerated depreciation	1.6	0.01	2.4	—	4.4	0.04	6.7	6.7
Loss on debt prepayment and write-off of debt issuance costs	9.7	0.09	—	14.9	28.6	0.26	—	44.0
Gain on asset dispositions	(7.1)	(0.06)	—	(10.9)	—	—	—	—
Accelerated vesting of stock compensation	1.8	0.02	2.8	2.8	—	—	—	—
Other(3)	2.2	0.01	0.9	3.4	5.2	0.05	9.7	9.4
Subtotal adjustment items(4)	46.7	0.43	33.8	69.3	45.8	0.43	24.4	85.8
Tax valuation allowances	—	—	—	—	41.0	0.38	—	—
Tax benefit (detriment) to adjust to the ongoing tax rate	(10.1)	(0.09)	—	—	4.5	0.04	—	—

Ongoing Operations(1)	$74.7	$0.68	$185.6	$251.4	$70.4	$0.65	$200.6	$267.7

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	SEPT. 30	DEC. 31
Table 4	2005	2004
(Dollars in millions)
Assets
Current assets
Cash and cash equivalents	$73.2	$126.5
Accounts receivable, net	336.0	346.7
Inventories	191.8	189.4
Other current assets	142.5	109.7
Total current assets	743.4	772.3
Property, plant and equipment, net	636.6	695.4
Other assets	1,158.9	1,242.5
Total assets	$2,538.9	$2,710.2
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$197.1	$197.8
Other current liabilities	256.4	264.0
Current debt obligations	23.2	29.8
Total current liabilities	476.7	491.6
Long-term debt	1,117.3	1,210.3
Other liabilities	878.8	911.4
Total liabilities	2,472.8	2,613.3
Total stockholders’ equity	66.1	96.9
Total liabilities and stockholders’ equity	$2,538.9	$2,710.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	NINE MONTHS ENDED SEPTEMBER 30
Table 5	2005	2004
(Dollars in millions)
Cash Flows from Operating Activities:
Net income (loss)	$38.1	$(20.9)
Adjustments to reconcile net income to cash provided (used) from operations:
Depreciation, amortization and asset impairments	79.1	82.2
Deferred income tax provision and income taxes payable	(20.7)	(45.2)
Other noncash charges and credits	(2.2)	—
Working capital, net	(11.1)	5.8
Asbestos-related assets and liabilities, net	17.8	25.9
Pension and postretirement benefits	(23.4)	(22.5)
Non-current assets and liabilities, net	(1.8)	30.5
Net cash provided by operating activities	75.8	55.8
Cash Flows from Investing Activities:
Capital expenditures	(45.7)	(53.1)
Proceeds from investment and fixed asset disposals/other	15.6	27.3
Net cash used in investing activities	(30.1)	(25.8)
Cash Flows from Financing Activities:
Net change in debt	(98.0)	(57.0)
Treasury stock issued / Other	2.1	0.2
Net cash used in financing activities	(95.9)	(56.8)
Effect of exchange rate changes on cash	(3.1)	(0.4)
Net decrease in cash and cash equivalents	(53.3)	(27.2)
Cash and cash equivalents at beginning of period	126.5	126.3
Cash and cash equivalents at end of period	$73.2	$99.1

NOTES:

(1)                                  Ongoing operations, EBIT and EBITDA are non-GAAP financial measures.  The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova.  Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company’s insurance carriers, executive retirement benefits, and legal accruals and settlements.  It also excludes the impact of special items — most notably the prepayment and refinancing of long-term debt.  Please refer to Table 2 and Table 3 for the reconciliation of reported to ongoing operations for the quarter and year-to-date respectively.

EBIT is calculated as net income (loss) before income taxes plus interest and debt expense.  EBITDA is calculated as net income (loss) before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.

EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(2)                                  These accruals relate to non-asbestos litigation matters.

(3)                                  Other includes gains and losses related to formerly divested businesses, special executive retirement benefit costs, tax restatement costs, net environmental remediation accruals and recoveries, and other costs.

(4)                                  Adjustment items have been tax effected at the U.S. federal statutory tax rate of 35% for 2005 and 2004, except the 2004 gain on the sale of CP Kelco, which had nominal net taxes.